AGREEMENT OF SALE

         AGREEMENT OF SALE, made August 28, 2001, between Sel-Leb Marketing, Inc., a New York corporation, having an address at 495 River Street, Paterson, New Jersey 07524 ("Sel-Leb"), and Perfume Center of America, Inc., a New York corporation, having an address at 1140 Broadway, Suite 802, New York, New York 10001 ("PCA").

         WHEREAS, Sel-Leb, since 1996, has been the de facto exclusive supplier of national brand-name fragrances to B.J.'s Wholesale Club ("B.J.'s") in connection with B.J.'s fragrance rack program (the "Program");

         WHEREAS, in connection with its sale of fragrances to B.J.'s under the Program, Sel-Leb has purchased fifty-three (53) sales racks which are located and maintained at various B.J.'s locations within the United States (the "Racks," as further described in Exhibit A);

         WHEREAS, in connection with its sale of fragrances to B.J.'s under the Program, Sel-Leb has acquired an inventory of fragrances for sale to B.J.'s (the "Inventory," as further described in Exhibit B);

         WHEREAS, PCA desires to acquire the Program, Racks and Inventory from Sel-Leb and engage Sel-Leb to serve as an independent general advisor and consultant to PCA on all matters relating to PCA's relationship to B.J.'s;

         WHEREAS, Sel-Leb is desirous of selling its interest in the Program, Racks and Inventory to PCA, and becoming engaged to serve as an independent general advisor and consultant to PCA on all matters relating to PCA's relationship with B.J.'s; and

         WHEREAS, this agreement (the "Agreement") sets forth the terms and conditions upon which PCA will acquire the Program, Racks and Inventory from Sel-Leb and Sel-Leb will become engaged to serve as an independent general advisor and consultant to PCA on all matters relating to PCA's relationship with B.J.'s.

         NOW, THEREFORE, in consideration of the mutual agreements contained herein, the parties represent, warrant, covenant and hereby agree as follows:

                                    ARTICLE I
                    SALE OF THE PROGRAM, RACKS AND INVENTORY

         1.1 AGREEMENT TO SELL. Sel-Leb agrees to sell, transfer and deliver to PCA, and PCA agrees to purchase, upon the terms and conditions hereinafter set forth, the Program, Racks and Inventory.

         1.2 CONSIDERATION FOR THE PURCHASE OF THE PROGRAM. The purchase price to be paid by PCA for Sel-Leb's interest in and to the Program is $400,000.00 payable as follows:

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                  1.2.1    $200,000.00 payable at the closing of the
transactions contemplated hereby (the "Closing," as defined in Article II hereof);

                  1.2.2    $100,000.00 payable on or before December 1, 2002;
and;

                  1.2.3    $100,000.00 payable on or before December 1, 2003.

         1.3 CONSIDERATION FOR THE PURCHASE OF THE RACKS. The purchase price to be paid by PCA for the Racks shall be one-half of Sel-Leb's one thousand seven hundred dollar ($1,700.00) acquisition cost of each Rack indicated on Exhibit A attached hereto, which amounts to $45,050, and shall be payable on or before December 31, 2001.

         1.4 CONSIDERATION FOR THE PURCHASE OF THE INVENTORY. The purchase price to be paid by PCA for the Inventory shall be Sel-Leb's aggregate standard acquisition cost of same as indicated on Exhibit B attached hereto, which amounts to $248,286.90, and shall be payable on that date which is six (6) months from the date of the Closing.

                                   ARTICLE II
                                   THE CLOSING

         2.1 THE CLOSING. The "Closing" shall mean the consummation of the transactions contemplated by this Agreement, and shall take place on August 28, 2001, or such other date not later than September 1, 2001, as the parties mutually agree upon. The Closing shall take place at the offices of Markowitz & Roshco, LLP, 530 Fifth Avenue - 23rd Floor New York, New York 10017, or such other place as the parties may mutually agree upon.

         2.2 ACCEPTABLE FUNDS. All money payable under this Agreement, unless otherwise specified, shall be paid either: (a) in cash, but not more than $1,000 shall be paid in cash; (b) by good certified check of PCA, or official check of any bank, savings bank, trust company, or savings and loan association which is a member of the New York Clearing House, payable to the direct order of Sel-Leb; or (c) as otherwise agreed to in writing by the parties or their attorneys.

         2.3      DELIVERIES AT CLOSING.


                  2.3.1 DELIVERIES BY PCA. At the closing PCA shall deliver to Sel-Leb all sums due and payable to Sel-Leb at Closing pursuant to Article I.

                  2.3.2 DELIVERIES BY SEL-LEB. At the closing Sel-Leb shall execute and deliver to PCA:

                           (a) a Bill of Sale substantially in the form of Exhibit C hereto

                           (b) such other instruments as may be reasonably be necessary or proper to transfer to PCA all other ownership interests in the Program, Racks and Inventory.

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                                   ARTICLE III
                           BULK TRANSFER REQUIREMENTS

         3.1 WAIVER OF BULK TRANSFER REQUIREMENTS. The parties waive compliance with the bulk transfer provisions of the Uniform Commercial Code, which may be applicable to this transaction.

                                   ARTICLE IV
                          ENGAGEMENT OF SEL-LEB BY PCA

         4.1 CONSULTING AGREEMENT. Effective upon the consummation of the Closing PCA retains Sel-Leb, and Sel-Leb accepts and agrees, to serve as an independent general advisor and consultant to PCA on all matters relating to PCA's relationship with B.J.'s, including, but not limited to, preservation of the Program (the "Services"), subject to the terms and conditions of this
Article IV (the "Consulting Agreement").

         4.2 PERFORMANCE. Sel-Leb agrees to utilize its best efforts in the provision of the Services described herein, on a non-exclusive basis with respect to Sel-Leb's other business ventures, but on an exclusive basis with respect to sales of designer fragrances to B.J.'s in connection with the Program, and agrees that it will devote such time during the term hereof as is reasonably necessary to accomplish the desired results on PCA's behalf. It is understood and accepted by PCA that the Sel-Leb has made no guarantees concerning its performance hereunder other than those expressly stated herein.

         4.3 TERM. The term of this Agreement shall commence upon the consummation of the Closing and shall continue as long as B.J.'s continues the Program with PCA.

                  4.3.1 TERMINATION BY SEL-LEB. Sel-Leb shall have the right to terminate this Consulting Agreement at any time during the term hereof, effective upon the Company giving written notice of such termination to the Consultant as herein specified in the event PCA fails to make any payment to Sel-Leb within forty-five (45) days of the date such payment is due. Any such payment shall not affect PCA's obligations under Article I above.

                  4.3.2 TERMINATION BY PCA. In the event PCA does not achieve Net Sales (as defined below) greater than or equal to $1,600,000 during the twelve (12) month period following the Closing, PCA shall have the right to terminate this Consulting Agreement, as well as its obligations under Article I above, by providing Sel-Leb with notice of such termination together with (i) a document certifying that in consideration of the termination of this agreement, and PCA's obligations hereunder, PCA shall not make any sales to B.J.'s in connection with the Program for a period of two (2) years from the date of termination; (ii) a bill of sale for the Racks, and (iii) a check in immediately available funds payable to Sel-Leb in the sum of the aggregate Net Sales achieved by PCA since the Closing less (x) the cost of goods sold and (y) all sums actually paid by PCA to Sel-Leb pursuant to Sections 1.2 and 1.3 above.

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         4.4      CONSIDERATION. In full consideration of the Services to be performed under this Article IV by Sel-Leb and subject to the terms hereof, PCA shall pay to Sel-Leb and Sel-Leb shall accept five percent (5%) of realized net sales ("Net Sales" as defined herein) on all sales of fragrances and other products by PCA to B.J.'s.

                  4.4.1 NET SALES. As used herein, the term "Net Sales" shall mean monies paid to PCA for products shipped to B.J.'s, its affiliates and/or subsidiaries, less (i) freight and insurance charges, value added taxes, sales taxes, and/or other similar taxes and duties, and (ii) discounts and returns not the result of damaged merchandise, late shipment or shipping errors.

                  4.4.2    PAYMENT. Payments due to Sel-Leb pursuant to this
Section 4.3 shall be paid on or before the 30th day of each month during the term hereof (and on or before the 15th day of the month following termination or expiration of this Agreement) based upon Net Sales during the immediately preceding calendar month.

                  4.4.3 PAYMENT REPORTS. On or before the 15th of each month during the term hereof (and on or before the 30th day of the month following termination or expiration of this Agreement), PCA shall furnish to Sel-Leb complete and accurate statements showing the number, description and gross sales price, itemized deductions from gross sales price, and Net Sales derived from the products sold by PCA to B.J.'s during the preceding calendar month less itemized deductions from Net Sales from prior periods which were not known or available to PCA at the time the Payment Report for such Net Sales was prepared and payments made in connection therewith. Such Payment Reports shall be furnished by PCA whether or not any Products had been shipped during calendar months to which such statements refer. The receipt and/or deposit by Sel-Leb of any of the statements furnished pursuant to this Section 4.3.3 or of any sums paid hereunder shall not preclude Sel-Leb from questioning the correctness thereof at any time, and in the event that any inconsistencies or mistakes are discovered in such statements or payments, they shall immediately be rectified and the appropriate payments made by PCA. All sums not paid when due shall bear interest at the lesser of ten percent (10%) per annum or the highest rate permitted under the Laws of the State of New York without prejudice to any other rights of Sel-Leb in connection therewith.

                  4.4.4 ACCOUNTING AND AUDIT. PCA shall keep, maintain and preserve (in PCA's principal place of business) for at least two (2) years following expiration or earlier termination of this Consulting Agreement or any renewals or extensions hereof, complete and accurate records of accounts including, without limitation, invoices, correspondence, banking and financial, and other records pertaining to B.J.'s and the Program required to be submitted by PCA pursuant to this Agreement. Such records and accounts shall be made available for inspection and audit by the Sel-Leb and its representatives, and make copies thereof, at the offices of the PCA during normal business hours, upon seven (7) days notice during the term of this Agreement or any renewal(s) or extensions hereof. Each such audit shall be conducted in a manner, which will not unduly interfere with PCA's business. All materials reviewed and copied shall be held in confidence by Sel-Leb and not used for any purpose except for purposes of enforcing the terms of this Agreement. Any such inspections or audits shall be conducted at Sel-Leb's expense unless the audit establishes an underpayment of five (5%) percent or more for the period subject to audit, in which case the expense of such audit shall be borne by PCA, in

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addition to which interest at the lower of (i) the highest rate permissible under New York State law or (ii) ten percent (10%) per annum, shall be added to the amount discovered to be due, to be computed from the first day of the first accounting period covered by the audit. If the services of attorneys are engaged by Sel-Leb in collection of the monies due to it hereunder, their reasonable fees, expenses and costs shall be borne by PCA or, if paid by Sel-Leb, promptly reimbursed to it by PCA.

         4.5 EXPENSES. In addition to any fees that may be payable to Sel-Leb hereunder, PCA shall reimburse Sel-Leb promptly (but in no event longer then 5 business days) upon request from time to time for out-of-pocket expenses (including, without limitation, expenses relative to travel and entertainment) reasonably incurred in connection with Sel-Leb's performance hereunder and approved by PCA in advance of being incurred.

                                    ARTICLE V
                         REPRESENTATIONS AND WARRANTIES

         5.1 REPRESENTATIONS AND WARRANTIES OF SEL-LEB. Sel-Leb represents and warrants to PCA as follows:

                  5.1.1 Sel-Leb is a corporation duly organized and validly existing under the laws of New York, and is duly qualified to do business in New York. Sel-Leb has full power and authority to conduct its business as now carried on, and to carry out and perform its undertakings and obligations as provided herein.

                  5.1.2 The execution and delivery of this Agreement and the consummation by Sel-Leb of the transactions contemplated hereby have been duly authorized by all necessary actions on the part of the Sel-Leb.

                  5.1.3 This Agreement constitutes valid and binding obligations of the Sel-Leb, enforceable in accordance with their respective terms.

                  5.1.4 Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby will (i) result in the creation or imposition of any security interest, lien, charge or other encumbrance (a "Lien") upon the Program, Racks or Inventory under any agreement or commitment to which the Sel-Leb is a party or by which Sel-Leb is bound, or to which Program, Racks or Inventory are subject, or (ii) violate any statute or law or any judgment, decree, order, regulation or rule of any of any court or governmental authority.

                  5.1.5 Sel-Leb is the owner of and has good and marketable title to the Racks and Inventory, free of all liens, claims and encumbrances, except as may be set forth herein.

                  5.1.6 Sel-Leb is not involved in any actions, proceedings, or investigations, which might materially or adversely affect the Program, Racks or Inventory or which would prevent of hamper the transactions contemplated by this Agreement.

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


                  5.1.7 No consent of any person is necessary to the consummation of the transactions contemplated hereby.

         5.2 REPRESENTATIONS AND WARRANTIES OF PCA. PCA represents and warrants to Sel-Leb as follows:

                  5.2.1 PCA is a corporation duly organized and validly existing under the laws of New York, and is duly qualified to do business in New York. PCA has full power and authority to conduct its business as now carried on, and to carry out and perform its undertakings and obligations as provided herein.

                  5.2.2 The execution and delivery of this Agreement and the consummation by PCA of the transactions contemplated hereby have been duly authorized by all necessary actions on the part of PCA.

                  5.2.3 This Agreement constitutes valid and binding obligations of PCA, enforceable in accordance with their respective terms.

                  5.2.4 Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby will violate any statute or law or any judgment, decree, order, regulation or rule of any of any court or governmental authority.

                  5.2.5 PCA is not involved in any actions, proceedings, or investigations, which would prevent or hamper the transactions contemplated by this Agreement.

                  5.2.6 No consent of any person is necessary to the consummation of the transactions contemplated hereby.

         5.3 NO OTHER REPRESENTATIONS. PCA acknowledges that neither Sel-Leb nor any representative or agent of Sel-Leb has made any representation or warranty (expressed or implied) regarding the Program, Racks or Inventory, or any matter or thing affecting or relating to this Agreement, except as specifically set forth herein.

         5.4 NEGATION OF WARRANTIES. PCA ACKNOWLEDGES THAT THE PROGRAM IS NOT SUBJECT TO A WRITTEN AGREEMENT BETWEEN SEL-LEB AND B.J.'S AND THEREFORE, THE PROGRAM IS SUBJECT TO TERMINATION BY B.J.'S AT ANY TIME FOR ANY REASON OR NO REASON AT ALL. SEL-LEB MAKES NO REPRESENTATIONS OR WARRANTIES REGARDING THE PROGRAM OTHER THAN THOSE SPECIFICALLY SET FORTH HEREIN.

         5.5 "AS IS" CONDITION. PCA has inspected the Racks and Inventory agrees to take them "as is" and in their present condition, subject to reasonable use, wear, tear and deterioration between now and the Closing.

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                                   ARTICLE VI
                      EXPENSES BEFORE AND AFTER THE CLOSING

         6.1 EXPENSES BEFORE AND AFTER THE CLOSING. Except as otherwise provided in this agreement, Sel-Leb shall be liable for the payment of all bills for Racks and Inventory acquired by Sel-Leb prior to the Closing and shall likewise be entitled to all payment from B.J.'s based upon orders shipped under the Program prior to the Closing

                                   ARTICLE VII
                              CONDITIONS TO CLOSING

         7.1 CONDITIONS TO CLOSING. The obligations of the parties to close hereunder are subject to the following conditions:

                  7.1.1 All of the terms, covenants and conditions to be complied with or performed by the other party under this agreement on or before the closing shall have been complied with or performed in all material respects.

                  7.1.2 All representations or warranties of the other party herein are true in all material respects as of the closing date.

                  7.1.3 On the Closing date, there shall be no liens or encumbrances against the Racks or Inventory, except as may be provided for herein.

                                  ARTICLE VIII
                                 INDEMNIFICATION

         8.1 INDEMNIFICATION. Each party hereto shall indemnify and hold the other party harmless from and against all liability, claim, loss, damage or expense, including reasonable attorneys' fees, incurred or required to be paid by such other party by reason of any breach or failure of observance or performance of any representation, warranty or covenant or other provision of this agreement by such party. The provisions of this Article VIII shall survive the closing.

                                   ARTICLE IX
                                  MISCELLANEOUS

         9.1 BROKERAGE. The parties hereto represent and warrant to each other that they have not dealt with any broker or finder in connection with this agreement or the transactions contemplated hereby, and no broker or any other person is entitled to receive any brokerage commission, finder's fee or similar compensation in connection with this agreement or the transactions contemplated hereby. Each of the parties shall indemnify and hold the other harmless from and against all liability, claim, loss, damage or expense, including reasonable attorneys' fees, pertaining to any broker, finder or other person with whom such party has dealt. The provisions of this Article IX shall survive the closing.

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


         9.2 ASSIGNMENT. PCA shall not assign this agreement without the prior written consent of Sel-Leb in each instance. Any attempted assignment without Sel-Leb's consent shall be null and void. Notwithstanding the foregoing, PCA shall have the right to assign this Agreement to any entity acquiring all of the assets of PCA, provided that notice of such assignment is given to Sel-Leb.

         9.3 NOTICES. All notices, demands and other communications required or permitted to be given hereunder shall be in writing and shall be deemed to have been properly given if delivered by hand or by Federal Express courier or by registered or certified mail, return receipt requested, with postage prepaid, to the respective parties at the addresses above.

         9.4 SURVIVAL. None of the representations, warranties, covenants, or other obligations of the parties hereunder shall survive the closing, except as expressly provided herein and then only for a period of one year from the closing date. Acceptance of the Bill of Sale by PCA shall be deemed full and complete performance and discharge of every agreement and obligation on the part of Sel-Leb hereunder, except those, if any, which expressly are stated herein to survive the closing, and then such survival shall be only for a period of one year.

         9.5 ENTIRE AGREEMENT. This Agreement (including any schedules and exhibits delivered hereunder) constitutes the entire agreement between the parties on the subject matter hereof, superseding all prior agreements and understandings, oral and written, and may not be amended except by a written instrument signed by all parties hereto.

         9.6 GOVERNING LAW. This agreement shall be governed by and construed in accordance with the laws of the State of New York.

         9.7 BINDING EFFECT. This agreement shall not be considered an offer or an acceptance of an offer by Sel-Leb, and shall not be binding upon Sel-Leb until executed and delivered by both Sel-Leb and PCA. Upon such execution and delivery, this agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, executors, administrators, successors and permitted assigns.

         9.8 THIRD PARTY ADVISE. Each party to this Agreement has received independent advise from attorneys and/or other third party advisors and consultants of its own choosing. Each party has contributed to the drafting of this Agreement and the parties agree that the Agreement shall not be interpreted for or against any party on the basis that one party drafted or contributed to drafting any provision.

         9.9 HEADINGS. The paragraph and other headings contained in this Agreement are for reference only and shall not be deemed to be a part of this Agreement or to affect the meaning or interpretation of any of its provisions.

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


         9.10 COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which together shall be deemed to be one and the same instrument.

         IN WITNESS WHEREOF, the parties have executed this agreement the date first above written.


                                  SEL-LEB MARKETING, INC.



                                  By: /s/ Hal Markowitz
                                     -------------------------------------------
                                  Name:   Hal Markowitz
                                  Title:  C.O.B.


                                  PERFUME CENTER OF AMERICA, INC.



                                  By: /s/ Kanak Raj Golia
                                     -------------------------------------------
                                  Name:   KANAK RAJ GOLIA
                                  Title:  PRESIDENT

                                       9
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STATE OF NEW YORK, COUNTY OF NEW YORK, ss.

On the 28 day of August, 2001, before me, the undersigned, personally appeared Hal Markowitz, personally known to me or proved to me on the basis of satisfactory evidence to be the individual(s) whose name(s) is (are) subscribed to the within instrument and acknowledged to me that he/she/they executed the same in his/her/their capacity, and that by his/her/their signature(s) on the instrument, the individual(s), or the person upon behalf of which the individual(s) acted, executed the instrument.


                                            /s/ Seth P. Markowitz
                                       -------------------------------
                                                Notary Public

SETH P. MARKOWITZ
NOTARY PUBLIC, STATE OF NEW YORK
LIC. #02MA6061665
QUALIFIED IN NASSAU COUNTY
COMMISSION EXPIRES JULY 16, 2003


STATE OF NEW YORK, COUNTY OF NEW YORK, ss.

On the 28 day of August, 2001, before me, the undersigned, personally appeared Kanak Raj Golia, personally known to me or proved to me on the basis of satisfactory evidence to be the individual(s) whose name(s) is (are) subscribed to the within instrument and acknowledged to me that he/she/they executed the same in his/her/their capacity, and that by his/her/their signature(s) on the instrument, the individual(s), or the person upon behalf of which the individual(s) acted, executed the instrument.


                                            /s/ Seth P. Markowitz
                                       -------------------------------
                                                Notary Public

SETH P. MARKOWITZ
NOTARY PUBLIC, STATE OF NEW YORK
LIC. #02MA6061665
QUALIFIED IN NASSAU COUNTY
COMMISSION EXPIRES JULY 16, 2003

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